Exhibit 5.1

November 14, 2024

FitLife Brands, Inc.

5214 S. 136th Street

Omaha, NE 68137

Ladies and Gentlemen:

We have acted as legal counsel to FitLife Brands, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act. The Registration Statement relates to the proposed offering and sale of (A) an indeterminate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company; and (B) an aggregate of 1,000,000 shares (the “Resale Shares”) of Common Stock of the Company, collectively referred to herein as the “Securities”. All of the Resale Shares are being registered for resale on behalf of a certain stockholder of the Company (the “Selling Stockholder”). As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In connection with the opinion hereinafter expressed, we have assumed that all of the Resale Shares will be resold in the manner stated in the prospectus forming a part of the Registration Statement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are with respect to, and limited to, the corporate laws of the State of Nevada and the federal laws of the United States, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Disclosure Law Group Disclosure Law Group, a Professional Corporation